March 2, 2022
Hayward Holdings Announces Fourth Quarter and Record Full Year 2021 Financial Results
Hayward's Leading Product Portfolio and Production Footprint Drives Strong Quarterly and Full Year Results; Strategic Initiatives, Enhanced Products, and Improved Positioning Support Continued Success in 2022
FOURTH QUARTER FISCAL 2021 HIGHLIGHTS
•Net Sales increased 35% year-over-year to $352.4 million
•Net Income increased 222% year-over-year to $63.7 million
•Adjusted Net Income increased 55% year-over-year to $67.4 million
•Adjusted EBITDA increased 43% year-over-year to $105.7 million
•Adjusted EBITDA margin expanded 169 basis points to 30.0%
•Announced new $450 million stock repurchase program
FULL FISCAL YEAR 2021 HIGHLIGHTS
•Record Net Sales increased 60% year-over-year to $1,401.8 million
•Net Income increased 370% year-over-year to $203.7 million
•Adjusted Net Income increased 112% year-over-year to $271.0 million
•Record Adjusted EBITDA increased 82.1% year-over-year to $421.7 million
•Adjusted EBITDA margin expanded 363 basis points to 30.1%
•Net debt to Adjusted EBITDA at year-end was 1.7x, compared to 5.2x at year-end 2020
FULL FISCAL YEAR 2022 GUIDANCE HIGHLIGHTS
•Net Sales growth 9% to 12%
•Adjusted EBITDA range of $460 million to $475 million, reflecting growth of 9% to 13% year-over-year
BERKELEY HEIGHTS, N.J. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. ("Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the fourth quarter and full fiscal year ended December 31, 2021.
CEO COMMENTS
“I am extremely proud of the strong quarter and year-end results Hayward employees delivered in our first year as a public company, where we saw a continuation of robust organic growth in net sales and significant margin expansion. Our successes this year with servicing our end markets with reliable product and innovative new technologies in a demanding operating environment is a direct result of our agile manufacturing capabilities and investments in strengthening our competitive positioning,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered these results while executing on a number of strategic initiatives involving our manufacturing and distribution footprint as well as strengthening our balance sheet through ample deleveraging. We continue to benefit from key secular tailwinds within our industry and with our leading product portfolio and technology we were able to enhance our market share at improved profitability levels. We are entering 2022 with significant momentum, we remain encouraged by underlying industry demand levels supported by both new construction and aftermarket activity, and an enhanced positioning within the pool industry as a result of recent acquisitions and additions to our team.”
FOURTH QUARTER FISCAL 2021 CONSOLIDATED RESULTS
Net sales increased by 35% to $352.4 million for the fourth quarter of fiscal 2021 entirely from the base business. The increase in net sales was primarily driven by continued demand in residential pool equipment sales, in particular aftermarket upgrades, service and new construction. Net sales growth continues to benefit from a robust demand environment for outdoor living products, increased capacity and capabilities leading to higher output, and strategic pricing actions.

Gross profit increased by 41% to $165.4 million for the fourth quarter of fiscal 2021. Gross profit margin increased 188 basis points to 46.9%. The increase in gross margin was driven by operating leverage and increased output as well as favorable pricing actions and a one-time inventory reserve taken last year, offsetting the escalating inflationary impact on raw materials, freight, and higher import duties.
Selling, general, and administrative (“SG&A”) expenses increased by 3% to $60.1 million for the fourth quarter of fiscal 2021. The increase in SG&A was primarily driven by volume related incentives, distribution costs, and other one-time expenses. As a percentage of net sales, SG&A decreased 532 basis points to 17.1%, compared to the prior year period. Research, development, and engineering expenses were $6.7 million for the fourth quarter of fiscal 2021, or 2% of net sales, as compared to $6.2 million for the prior year period, or 2% of net sales.
Operating income increased by 90% to $79.5 million for the fourth quarter of fiscal 2021. The increase in operating income was driven by higher net sales and gross profit as well as improved operating leverage.
Net interest expense decreased by 56% to $8.6 million for the fourth quarter of fiscal 2021 primarily as a result of debt repayment during the first quarter of fiscal 2021 of $364.6 million and lower interest rates as a result of the second quarter amendment to our credit facilities.
During the quarter we incurred an income tax expense of $14.3 million compared to $6.6 million for the prior year period.
Net income increased by 222% to $63.7 million for the fourth quarter of fiscal 2021. Adjusted Net income increased by 55% to $67.4 million.
Adjusted EBITDA increased by 43% to $105.7 million for the fourth quarter of fiscal 2021. Adjusted EBITDA margin expanded 169 basis points to 30.0%. Margin expansion was primarily driven by higher net sales and operating leverage.
FOURTH QUARTER FISCAL 2021 SEGMENT RESULTS
North America
Net sales increased by 40% to $297.6 million for the fourth quarter of fiscal 2021. The increase was driven by higher sales of residential pool equipment and increased pricing.
Segment income increased by 70% to $92.9 million for the fourth quarter of fiscal 2021. Adjusted segment income increased by 53% to $103.2 million.
Europe & Rest of World
Net sales increased by 14% to $54.8 million for the fourth quarter of fiscal 2021. The increase was primarily driven by continued strong demand for pool products and price increases, partially offset by unfavorable impact from foreign currency exchange.
Segment income increased by 114% to $21.4 million for the fourth quarter of fiscal 2021. Adjusted segment income increased by 39% to $16.4 million.
FULL FISCAL YEAR 2021 CONSOLIDATED RESULTS
Net sales increased by 60% to $1,401.8 million for the full fiscal year 2021 entirely from our base business. The increase in net sales was primarily the result of higher volumes, mainly in residential pool equipment sales from strong demand for pool upgrades and increases in new pool construction.
Gross profit increased by 65% to $655.8 million for the full fiscal year 2021. Gross profit margin increased to 46.8% for the fiscal year 2021, an increase of 143 basis points compared to the prior full year, primarily resulting from higher sales volumes, price increases to offset inflationary pressures, and a favorable regional mix.
Net income increased by 370% to $203.7 million for the full fiscal year 2021. Adjusted net income increased by 112% to $271.0 million compared to the prior fiscal year.
Adjusted EBITDA increased by 82% to $421.7 million for the full fiscal year 2021 driven primarily by higher net sales and strong operating leverage. Adjusted EBITDA margin increased by 363 basis points to 30.1% for the full fiscal year 2021 compared to the prior fiscal year.
Undistributed earnings for the year ended December 31, 2021, used as the numerator in our EPS computation, is reduced by a non-cash charge due to the beneficial conversion feature related to the redemption in March 2021 of Hayward's former class A shares for common shares. Such one-time non-cash charge in the first quarter of fiscal 2021 is treated as a deemed dividend which in turn reduces undistributed earnings. There is no current or future income statement or cash impact due to this US GAAP accounting treatment.
BALANCE SHEET AND LIQUIDITY
Net debt to Adjusted EBITDA as of December 31, 2021 was 1.7 times compared to 5.2 times as of December 31, 2020. The reduction in net debt and leverage reflects debt repayments made from the proceeds from our March 2021 IPO and strong cash generation from operating activities of $187.5 million for the current year to date.
As of December 31, 2021, Hayward had cash and cash equivalents of $265.8 million and approximately $128.9 million available for future borrowings under its ABL Facility.
OUTLOOK
Hayward is well positioned to deliver continued net sales and adjusted EBITDA growth in 2022 following the tremendous success in 2021 given the sustainable secular trends driving demand for pool products, specifically within our SmartPad conversion opportunities and environmentally conscious technology products.
For the full fiscal year 2022, Hayward expects net sales growth of 9% to 12% year-over-year and Adjusted EBITDA in the range of $460 million to $475 million, or a growth range of 9% to 13% year-over-year
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, March 2, 2022 at 9:00 a.m. (ET).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/8308368. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique conference call code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 8308368. The replay will be available until 11:59 p.m. Eastern Time on March 14, 2022.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool equipment and technology all key to the SmartPad™ conversion strategy designed to provide superior outdoor living experience. Hayward offers a full line of innovative, energy-efficient and sustainable residential and commercial pool equipment, including a complete line of advanced pumps, filters, heaters, automatic pool cleaners, LED lighting, internet of things (IoT) enabled controls, alternate sanitizers and water features.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to us are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to, us. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.

Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.

Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its ability to execute on its growth strategies and expansion opportunities; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; competition from national and global companies, as well as lower-cost manufacturers; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic and business conditions; Hayward’s ability to identify emerging technological and other trends in its target end markets; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; Hayward’s ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s business from the COVID-19 pandemic; and other factors set forth in “Risk Factors” in the final prospectus for Hayward’s initial public offering and in Hayward’s subsequent SEC filings.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this report. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.

NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income, adjusted segment income margin and net debt. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss) or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation for the forward-looking full year fiscal 2022 Adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Hayward management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results.

Hayward Holdings, Inc.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31, 2021	December 31, 2020 (1)
Assets
Current assets
Cash and cash equivalents	$265,796	$114,864
Accounts receivable, net of allowances of $2,003 and $1,359, respectively	208,112	140,216
Inventories, net	233,449	145,330
Prepaid expenses	12,459	10,266
Other current assets	30,705	13,738
Total current assets	750,521	424,414
Property, plant, and equipment, net of accumulated depreciation of $66,074 and $51,900, respectively	146,754	142,318
Goodwill	924,264	920,325
Trademark	736,000	736,000
Customer relationships, net	242,854	271,462
Other intangibles, net	103,192	106,697
Other non-current assets	74,885	5,934
Total assets	2,978,470	2,607,150
Liabilities, Redeemable Stock, and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	12,155	2,768
Accounts payable	87,445	69,632
Accrued expenses and other liabilities	190,378	141,819
Income taxes payable	13,886	4,435
Total current liabilities	303,864	218,654
Long-term debt, net	973,124	1,300,256
Deferred tax liabilities, net	262,378	273,628
Other non-current liabilities	69,591	10,851
Total liabilities	1,608,957	1,803,389
Commitments and contingencies
Redeemable stock
Class A stock $0.001 par value, no shares authorized, issued, or outstanding at December 31, 2021; 1,500,000 shares authorized, 872,598 issued and 869,823 outstanding at December 31, 2020	—	594,500
Class C stock $0.001 par value, no shares authorized, issued, or outstanding at December 31, 2021; 100 authorized, issued and outstanding at December 31, 2020	—	—
Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of December 31, 2021 and 2020	—	—
Common stock $0.001 par value, 750,000,000 authorized; 238,432,216 issued and 233,056,799 outstanding at December 31, 2021; 3,846,960 issued and 2,772,900 outstanding at December 31, 2020	238	3
Additional paid-in capital	1,058,724	10,297
Treasury stock; 5,375,417 and 4,340,310 at December 31, 2021 and 2020, respectively	(14,066)	(3,686)
Retained earnings	320,875	202,997
Accumulated other comprehensive income (loss)	3,742	(350)
Total stockholders' equity	1,369,513	209,261
Total liabilities, redeemable stock, and stockholders' equity	$2,978,470	$2,607,150

(1) Derived from audited financial statements.

Hayward Holdings, Inc.
Unaudited Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020 (1)
Net sales	$352,385	$260,698	$1,401,794	$875,402
Cost of sales	186,979	143,243	746,012	478,371
Gross profit	165,406	117,455	655,782	397,031
Selling, general, and administrative expense	60,135	58,366	267,264	195,220
Research, development, and engineering expense	6,680	6,151	22,867	20,046
Acquisition and restructuring related expense	12,578	1,742	15,030	19,317
Amortization of intangible assets	6,485	9,359	32,647	37,896
Operating income	79,528	41,837	317,974	124,552
Interest expense, net	8,557	19,446	50,854	73,615
Loss on debt extinguishment	—	—	9,418	—
Other (income) expense, net	(7,094)	(3,993)	(2,439)	(6,848)
Total other expense	1,463	15,453	57,833	66,767
Income from operations before income taxes	78,065	26,384	260,141	57,785
Provision for income taxes	14,344	6,585	56,416	14,483
Net income	$63,721	$19,799	$203,725	$43,302

Comprehensive income, net of tax
Net income	$63,721	$19,799	$203,725	$43,302
Foreign currency translation adjustments, net of tax expense (benefit) of $1,620, $(1,430), and $1,498, respectively	500	6,069	(768)	5,196
Change in fair value of derivatives, net of tax expense (benefit) of $763, $(994), and $(3,309), respectively	—	1,941	4,860	(2,876)
Comprehensive income	$64,221	$27,809	$207,817	$45,622

Income per common share
Basic	$0.27	$0.09	$0.52	$0.25
Diluted	$0.26	$0.09	$0.49	$0.25

Weighted average common shares outstanding
Basic	232,454,438	1,563,848	187,688,087	1,331,850
Diluted	244,514,387	3,531,729	200,574,232	2,468,895

(1) Derived from audited financial statements.

Hayward Holdings, Inc.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2021	December 31, 2020 (1)
Cash flows from operating activities
Net income	203,725	43,302
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	18,826	18,783
Amortization of intangible assets	38,990	44,039
Amortization of deferred debt issuance fees	4,005	5,418
Stock-based compensation	15,005	1,945
Deferred income taxes	(15,314)	(277)
Allowance for bad debts	644	(207)
Loss on debt extinguishment	9,418	—
Loss on write-off on intangible assets	6,319	—
Loss (gain) on sale of property, plant and equipment	4,219	2,017
Changes in operating assets and liabilities
Accounts receivable	(70,115)	47,260
Inventories	(89,660)	(4,652)
Other current and non-current assets	(17,161)	(13,039)
Accounts payable	18,365	15,883
Accrued expenses and other liabilities	60,240	53,369
Net cash provided by operating activities	187,506	213,841

Cash flows from investing activities
Purchases of property, plant, and equipment	(26,222)	(14,221)
Purchases of intangibles	(914)	(1,360)
Acquisitions, net of cash acquired	(21,509)	—
Proceeds from sale of property, plant, and equipment	25	458
Cash received (paid) for settlements of investment currency hedge	(157)	2,125
Net cash used in investing activities	(48,777)	(12,998)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	377,400	—
Costs associated with Initial Public Offering	(26,124)	—
Purchases of common stock for treasury	(9,524)	(2,498)
Cash received related to taxes on share withholdings, net	2,058	—
Proceeds from issuance of long-term debt	51,659	150,000
Debt issuance costs	(12,551)	(4,017)
Payments of long-term debt	(369,644)	(3,500)
Net change in revolving credit facility	—	—
Issuance of Class A stock	221	54
Distributions paid to Class A and Class C stockholders	—	(275,208)
Dividends paid	(41)	(205)
Other, net	(616)	253
Net cash provided by (used in) financing activities	12,838	(135,121)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,065)	2,366
Change in cash and cash equivalents and restricted cash	150,502	68,088
Cash and cash equivalents and restricted cash, beginning of year	115,294	47,206
Cash and cash equivalents and restricted cash, end of year	$265,796	$115,294

Supplemental disclosures of cash flow information:
Cash paid-interest	$46,763	$68,461
Cash paid-income taxes	62,467	12,041
Equipment financed under finance leases	—	8,100

(1) Derived from audited financial statements.

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(In thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$63,721	$19,799	$203,725	$43,302
Depreciation	4,730	4,292	18,826	18,783
Amortization	8,087	11,217	38,990	44,039
Interest expense	8,557	19,446	50,854	73,615
Income taxes	14,344	6,585	56,416	14,483
Loss on extinguishment of debt	—	—	9,418	—
EBITDA	99,439	61,339	378,229	194,222
Stock-based compensation(a)	2,636	(16)	19,019	1,946
Sponsor management fees(b)	—	199	90	796
Currency exchange items(c)	106	(1,943)	4,485	(4,721)
Acquisition and restructuring related expense, net(d)	12,578	1,742	15,030	19,311
Other(e)	(9,056)	12,485	4,884	19,997
Total Adjustments	6,264	12,467	43,508	37,329
Adjusted EBITDA	105,703	73,806	$421,737	$231,551
Adjusted EBITDA margin	30.0%	28.3%	30.1%	26.5%

(a)	Represents stock based compensation expense related to equity awards issued.
(b)
Represents discretionary fees paid to certain of our Sponsors for management services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of our IPO.

(c)	Represents non-cash mark-to-market losses (gains) on foreign currency contracts.
(d)
Adjustments for the fiscal quarter ended December 31, 2021 include $9.9 million of business restructuring related costs associated with the exit of an early stage product business acquired in 2018, and $2.6 million severance and retention costs associated with the relocation of our Corporate headquarters. Adjustments for the fiscal quarter ended December 31, 2020 include $1.8 million of business restructuring related costs associated with the exit of manufacturing and distribution facilities. Costs associated with an early stage product business acquired in 2018 and being phased out in 2021 that were recorded in prior periods have been reclassified from "Acquisition and restructuring related expense, net" to "Other" to be consistent with the current period's presentation.

Adjustments for the year ended December 31, 2021 primarily include $9.9 million of business restructuring related costs associated with the exit of an early-stage product business acquired in 2018, $3.0 million severance and relocation costs associated with the relocation of our Corporate headquarters, and $2.1 million of business restructuring related costs associated with the exit of redundant manufacturing and distribution facilities. Adjustments in 2020 include business restructuring costs related to a global manufacturing and distribution consolidation and expansion project. Costs associated with an early stage product business acquired in 2018 have been reclassified from “Acquisition and restructuring related expense, net” to “Other” to be consistent with the current period’s presentation.

(e)
Adjustments for the fiscal quarter ended December 31, 2021 primarily include $12.8 million income related to the property damage and business interruption as a result of the second quarter fire accident in Yuncos, Spain for which payment was received in the fourth quarter as well as $2.5 million of operating losses associated with the early stage product business mentioned above, and other immaterial items. Adjustments for the fiscal quarter ended December 31, 2020 include $2.1 million of operating losses related to an early stage product business purchased in 2018 that were recorded in prior periods as restructuring related costs, $4.0 million of inventory write-offs, $2.3 million of severance and retention costs, $2.0 million of IPO related costs, $0.6 million of additional health and safety expenses related to COVID-19, $0.6 million for a legal settlement, and other miscellaneous costs that we believe are not representative of our ongoing business operations.

Adjustments for the year ended December 31, 2021 primarily include $7.4 million net insurance settlement proceeds which reflects an incurred property damage loss of $5.4 million, recorded in the second quarter, offset by insurance policy reimbursement of $12.8 million received in the fourth quarter for the aforementioned property loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, a $4.0 million legal reserve and fees, $4.0 million of operating losses related to the early stage product business acquired in 2018 mentioned above, $1.9 million related to debt refinancing, $1.0 million related to our IPO, and other immaterial items. Adjustments for the year ended December 31, 2020 include $5.1 million of operating losses related to the same early stage product business, $4.0 million of inventory write-offs, $2.5 million of COVID-19 related health and safety expenses, $2.3 million of severance and retention costs, $2.0 million of IPO related costs and other miscellaneous costs that we believe are not representative of our ongoing business operations.

Adjusted Segment Income Reconciliation (Non-GAAP)
Following is a quarterly reconciliation from segment income to adjusted segment income:

(In thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Segment income	$114,233	$64,540	$419,081	$202,619
Depreciation	4,395	4,331	17,891	18,082
Amortization	1,612	1,948	6,352	6,233
Stock-based compensation	1,327	(49)	9,231	1,521
Other (a)	(2,043)	8,551	4,948	12,685
Total adjustments	5,291	14,781	38,422	38,521
Adjusted segment income	$119,524	$79,321	$457,503	$241,140
Adjusted segment income margin	33.9%	30.4%	32.6%	27.5%

(a)
Adjustments for the fiscal quarter ended December 31, 2021 primarily include $5.4 million insurance income related to the property damage and business interruption as a result of the second quarter fire accident in Yuncos, Spain for which payment was received in the fourth quarter as well as $2.5 million of operating losses associated with the early stage product business mentioned above, and other immaterial items. Adjustments for the fiscal quarter ended December 31, 2020 include $2.1 million of operating losses related to an early stage product business purchased in 2018 that were recorded in prior periods as restructuring related costs, $4.0 million of inventory write-offs and other miscellaneous costs that we believe are not representative of our ongoing business operations.

Adjustments in the years ended December 31, 2021 and December 31, 2020 include non-recurring severance expenses, retention bonuses, legal fees, and the operating losses of approximately $4.0 million and $5.1 million, respectively, related to an early stage product business acquired in 2018 that was phased out in 2021. $5.4 million of costs related to a fire at our manufacturing and administrative facilities in Yuncos Spain incurred in the second quarter of 2021 were offset by insurance proceeds received in the fourth quarter of 2021. The operating losses that were recorded in prior periods under “Acquisition and restructuring related expense, net” have been reclassified to “Other” to be consistent with the current period’s presentation. The remaining adjustments for Fiscal Year 2020 include $4.0 million of inventory write-offs, $2.5 million of additional health and safety expenses related to COVID-19, professional fees and other miscellaneous costs we believe are not representative of our ongoing business operations. Currency exchange items have been reclassified from “Currency exchange items” to “Other” to be consistent with the current period’s presentation.

Adjusted Net Income Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income:

(In thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Income	$63,721	$19,799	$203,725	$43,302
Tax adjustments (a)	(6,799)	—	(6,799)	—
Other adjustments and amortization:
EBITDA adjustments	6,264	12,467	43,508	37,329
Loss on extinguishment of debt	—	—	9,418	—
Amortization	8,087	11,217	38,990	44,039
Tax effect	(3,887)	(5,929)	(22,519)	(19,627)

Pro forma adjustments (b):
Interest savings	—	8,087	6,443	30,107
Tax effect	—	(2,026)	(1,772)	(7,276)
Adjusted net income	67,386	43,615	270,994	127,874

(a)
Tax adjustments for the fiscal quarter and year ended December 31, 2021 include the tax impacts associated with reversal of certain valuation allowances, the impact associated with non-cash compensation charges and the impact of our exit of an early stage product business acquired in 2018 that was phased out in 2021. This results in a normalized tax rate for the fiscal quarter and year ended of 27.1% and 24.5% compared to our effective tax rate of 18.4% and 21.7%, respectively.

(b)	The adjustments for the fiscal quarter and year ended December 31, 2021 and for the year ended December 31, 2020 represent pro-forma adjustments related to the interest savings from repayment in full of our Second Lein Term Facility in the first quarter of 2021 and partial repayment in the first quarter of 2021 and amendment in the second quarter of 2021 of our First Lein Credit Agreement.
Net debt was $737.0 million and $1,207.9 million as of December 31, 2021 and December 31, 2020, respectively.

Segment Reconciliations

Following is a reconciliation from segment income to adjusted segment income for North America ("NAM"):

(In thousands)
NAM	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Segment income	$92,866	$54,572	$359,886	$171,815
Depreciation	4,218	3,771	16,871	16,568
Amortization	1,611	1,948	6,351	6,233
Stock-based compensation	1,323	(73)	8,641	1,183
Other (a)	3,114	7,320	4,665	11,105
Total adjustments	10,266	12,966	36,528	35,089
Adjusted segment income	$103,132	$67,538	$396,414	$206,904
Adjusted segment income margin	34.7%	31.7%	34.1%	29.3%

(a)
Adjustments for the fiscal quarter ended December 31, 2021 are primarily related to the operating losses of approximately $2.5 related to an early stage product business acquired in 2019 that was phased out in 2021. Adjustments for the fiscal quarter ended December 31, 2020 are primarily related to $3.5 million adjustment for inventory obsolescence and operating losses of $2.1 million related to an early stage product business acquired in 2018 that was phased out in 2021 as well as additional health and safety expenses associated with COVID-19.

Adjustments for the year ended December 31, 2021 and December 31, 2020 include non-recurring severance expenses, retention bonuses, legal fees, and the operating losses of approximately $4.0 million and $5.1 million, respectively, related to an early stage product business acquired in 2018 that was phased out in 2021. The operating losses that were recorded in prior periods under “Acquisition and restructuring related expense, net” have been reclassified to “Other” to be consistent with the current period’s presentation. The remaining adjustments for Fiscal Year 2020 include professional fees, additional health and safety expenses related to COVID-19, additional reserves for obsolete and nonsalable inventories and other miscellaneous costs we believe are not representative of our ongoing business operations.

Following is a reconciliation from segment income to adjusted segment income for Europe & Rest of World ("E&RW"):

(In thousands)
E&RW	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Segment income	$21,367	$9,968	$59,195	$30,804
Depreciation	177	560	1,020	1,514
Amortization	1	—	1	—
Stock-based compensation	4	24	590	338
Other (a)	(5,157)	1,231	283	1,580
Total adjustments	(4,975)	1,815	1,894	3,432
Adjusted segment income	$16,392	$11,783	$61,089	$34,236
Adjusted segment income margin	29.9%	24.6%	25.4%	20.3%

(a)
The fiscal quarter ended December 31, 2021 includes $5.4 million insurance proceeds associated with the fire incident in our Spain facility. The twelve months ended December 31, 2021 includes $5.4 million of costs related to a fire at our manufacturing and administrative facilities in Yuncos Spain incurred in the second quarter of 2021 that were offset by the insurance proceeds received in the fourth quarter of 2021. The fiscal quarter and year ended December 31, 2020 include additional reserves for obsolete and nonsalable inventories, COVID-19 related health and safety expenses, and other miscellaneous costs we believe are not representative of our ongoing business operations. Currency exchange items have been reclassified from “Currency exchange items” to “Other” to be consistent with the current period’s presentation.

Segment Income to Income from Operations Reconciliation
Following is a reconciliation of segment income to income from operations before income taxes:

(In thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Total segment income	$114,233	$64,540	$419,081	$202,619
Corporate expense, net	15,642	11,602	53,430	20,854
Acquisition and restructuring related expense	12,578	1,742	15,030	19,317
Amortization of intangible assets	6,485	9,359	32,647	37,896
Operating income	79,528	41,837	317,974	124,552
Interest expense, net	8,557	19,446	50,854	73,615
Loss on debt extinguishment	—	—	9,418	—
Other (income) expense, net	(7,094)	(3,993)	(2,439)	(6,848)
Total other expense	1,463	15,453	57,833	66,767
Income from operations before income taxes	$78,065	$26,384	$260,141	$57,785

CONTACTS
Investor Relations Contact: Hayward Investor Relations: 908-288-9706
investor.relations@hayward.com
Media Relations Contact:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc